LOANOUT AGREEMENT

This LOANOUT AGREEMENT (this “Agreement”), dated as of May 1 , 2009, by and between Winston C. Yen, CPA, A Professional Accountancy Corporation, a California corporation, having its principal location at 345 S. Figueroa Street, Suite 100, Los Angeles, California 90071 (“Lender”), and Orient Paper, Inc., a Nevada corporation having its principal office at Science Park, Xushui Town, Baoding City, Hebei Province, People’s Republic of China (the “Company”), for the services of Lender’s employee, Winston C. Yen (the "Executive").

1.	Engagement of Services, Duties and Acceptance.

1.1       Effective as of the date of this Agreement, the Company engages Lender and Lender agrees to supply and make available to the Company, the services of the Executive to serve as the Company’s Chief Financial Officer (“CFO”) during the term of this Agreement, on the terms and conditions contained in this Agreement. During the term of this Agreement, Executive shall make himself available to the Company and to any of its subsidiaries or affiliates as directed to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company (the “Board”).

1.2       The Board may assign Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive’s position as CFO with the understanding that the Executive will be based where Lender’s principal offices are located.

1.3       Lender and Executive agree that Executive shall devote up to eighty hours per month of Executive’s business time, energies and attention to the performance of his duties hereunder and as an executive officer of the Company. Nothing herein shall be construed as precluding Executive from owning, purchasing, selling, or otherwise dealing in any manner with any property or engaging in any business whatsoever, including without limitation, providing consulting services, acting as a CFO or a director of another company, or starting a new business, without notice to the Company, without participation of the Company, and without liability to the Company; provided, however, that these activities do not materially interfere with the performance of his duties hereunder or violate the provisions of Section 4.4 hereof.

2.	Compensation.

2.1       As compensation for all services to be rendered by Executive pursuant to this Agreement, the Company shall pay to Lender for the term thereof a fee (i) at an annual base rate of $36,000 in cash and (ii) additional compensation of $2,000 per month during any calendar month when “special road show services” are performed. During Executive’s employment, compensation will be paid not less frequently than one month in arrear. Payment will be made to Lender via wire transfer. Company shall be responsible for any applicable wire transfer fees for the compensation and/or expense reimbursement. The Board or its compensation committee has

Loanout Agreement - Orient Paper

the power to interpret whether special road show services are performed during any calendar month for purposes of this Section 2.1.

2.2       Upon execution of this Agreement, Executive will have the right to receive 20,000 shares of the Company’s Common Stock, $0.001 par value, which shall vest during the term of this Agreement, in the form of a restricted stock grant (the “Restricted Stock”). The shares of the Restricted Stock shall vest in four (4) equal installments of 5,000 shares every three calendar months, with the first installment to vest on May 10, 2009 (the “Vesting Schedule”). The Restricted Stock shall be “restricted” and cannot be resold without their prior registration or compliance with the terms of Rule 144 promulgated by the Act or an exemption from the Act.  In addition, the Restricted Stock shall further be subject to the terms and conditions of a certain Lock-Up Agreement, a copy of which is attached hereto as Exhibit A.

The number of shares of Restricted Stock referenced in this section is subject to adjustment in the case of any stock split, reverse stock split, combination or similar events.

Upon the filing of an election pursuant to Section 83(b) of the Internal Revenue Code (the “Code”) with respect to such grant of Restricted Stock, the Company will not reimburse the Executive any federal and state taxes due as a result of such election.

During the term of this Agreement, Executive shall not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the shares of the Restricted Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the shares of Restricted Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of the Restricted Stock, in cash or otherwise.

In connection with the issuance of the Shares, Executive hereby represents and warrants to the Company, as of the date hereof, that:

A. The Shares will be acquired for investment for Executive’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the Executive has no present intention of selling, granting any participation in or otherwise distributing the same.

B. Executive understands that the acquisition of the Shares involves substantial risk. Executive has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment and protecting its own interests in connection with this investment.

C. Executive is an "accredited investor" within the meaning of Regulation D of the Securities Act.

Loanout Agreement - Orient Paper

D. Executive understands that (i) the Shares are characterized as "restricted securities" under the Securities Act, inasmuch as it are being acquired from the Company in a transaction not involving a public offering, and (ii) under the Securities Act and applicable rules and regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. Executive is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.3       During the term of this Agreement, the Company shall include Executive as insured under a directors and officers insurance policy (the “D&O Insurance”) with initial coverage of $1,000,000 from an insurance carrier that has a minimum rating of XII A as defined by the A.M. Best Company. If any member of the Board enters into an indemnification agreement with the Company as part of the D&O Insurance, Executive shall be entitled to enter into an agreement of like tenor with the Company. Additionally, if the Board decides to increase the coverage of the D&O Insurance, Executive shall be covered by such policy.

2.4       The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive’s employment hereunder to the extent in compliance with the Company’s business expense reimbursement policies in effect from time to time and upon presentation by Executive of such documentation and records as the Company shall from time to time require, provided that any expense in excess of $500.00 shall require the prior written approval of the Company. When Executive is required to travel on behalf of the Company’s business outside of the continental United States, the cost of a business class airline ticket shall be included hereunder as a reimbursable business expense.

3.	Term and Termination.

3.1       The term of this Agreement commences as of the consummation of the Agreement and shall continue for one (1) years unless sooner terminated as herein provided.

3.2       If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to Lender any accrued and unpaid fee due Lender pursuant to Section 2.1 hereof as well as a pro rata allocation of the shares of the Restricted Stock under Section 2.3 based on the days of service prior to the death in conjunction with the Vesting Schedule, and all previously accrued but unpaid expense reimbursements at the time of termination, including for.

3.3       The Company reserves the right to terminate this Agreement upon ten (10) days written notice if, for a continuous or accumulated period of forty-five (45) days during the one year term of this Agreement, Executive is prevented from discharging his duties under this Agreement due to any physical or mental disability. With the exception of the covenants included in Section 4 below, upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease. In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof as well as a pro rata allocation of the shares of the Restricted Stock under Section 2.3 based on the days of service prior to the cessation of Executive’s services in

Loanout Agreement - Orient Paper

conjunction with the Vesting Schedule, and all previously accrued but unpaid expense reimbursements.

3.4       The Company reserves the right to declare Executive in default of this Agreement if Executive willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, or if Executive commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct as would prevent the effective performance of his duties or which results in material harm to the Company or its business. The Company may terminate this Agreement for cause by giving written notice of termination to Executive. With the exception of the covenants included in Section 4 below, upon the date of delivery of the written notice of such termination, the obligations of Executive and the Company under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement. In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof. The Company shall also pay to Executive all previously accrued but unpaid expense reimbursements at the time of termination.

3.5       Executive’s employment may be terminated at any time by Executive upon not less than ninety (90) days written notice by Executive to the Board. With the exception of the covenants included in section 4 below, upon such termination the obligations of Executive and the Company under this Agreement shall immediately cease. In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof. The Company shall also pay to Executive all previously accrued but unpaid expense reimbursements at the time of termination.

3.6       Company may terminate Executive’s employment upon not less than thirty (30) days written notice by Company to Executive. With the exception of the covenants included in section 4 below, upon such termination the obligations of Executive and the Company under this Agreement shall immediately cease. In the event of a termination pursuant to this section, Executive shall be entitled to receive any accrued and unpaid amounts earned pursuant to Section 2.1 hereof as well as a pro rata allocation of the shares of Restricted Stock under Section 2.3 based on the days of service prior to the termination in conjunction with the Vesting Schedule, and all previously accrued but unpaid expense reimbursements at the time of termination.

4.         Protection of Confidential Information; Non-Competition, Corporate Opportunities.

4.1	Lender and Executive acknowledge that:

(a)       As a result of his association with the Company pursuant to this Agreement, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the “Group”), including, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data,

Loanout Agreement - Orient Paper

know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreement (“Confidential Information”). In addition, Executive may become aware of business opportunities that may be beneficial to the Group including, but not limited, opportunities to acquire or purchase, or, except for Permitted Competitive Investments, otherwise make equity or debt investments in, companies primarily involved in a Competitive Business (“Corporate Opportunities”), during the term of this Agreement, whether in the course of his employment or otherwise, and that such Corporate Opportunities shall considered to be business opportunities of the Group.

(b)       The Group will suffer substantial damage which will be difficult to compute if, during the term of this Agreement or thereafter, Lender and/or Executive should enter a business competitive with the Group or divulge Confidential Information.

(c)       The provisions of this Agreement are reasonable and necessary for the protection of the business of the Group.

4.2       Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Group, except (i) in the course of performing his duties hereunder, (ii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process, or (iv) if such disclosure is made without Executive’s knowing intent to cause material harm to the Group. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 24 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take reasonably necessary and lawful steps required by the Group to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Group to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3       Upon termination of this Agreement, Executive will promptly deliver to the Group all memoranda, correspondence, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Group and all property associated therewith, which he may then possess or have under his control whether prepared by Executive or others.

4.4       During the term of this Agreement and terminating three years after termination of employment, Executive, without the prior written permission of the Company, shall not for any reason whatsoever, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is in competition with the Group’s principal existing business at the time of termination (“Competitive Business”); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iii) employ, or have or cause any other person or entity to employ, any person who was

Loanout Agreement - Orient Paper

employed by the Group at the time of termination of Executive’s employment by the Company; or (iv) solicit, interfere with, or endeavor to entice away from the Group, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, (i) Executive shall not be precluded from investing and managing the investment of, his or his family’s assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 2% of any class of the publicly-traded equity securities of such Competitive Business (“Permitted Competitive Investment”); and (ii) during the term of this Agreement and terminating one year after termination of Executive’s employment (except for investments in a class of securities trading on public markets), Executive: (a) shall be prohibited from taking for himself personally any Corporate Opportunities, and (b) shall refer to the Company for consideration (before any other party) any and all Corporate Opportunities that arise during the term of this Agreement or for a period of one year thereafter. If the Company determines not to exploit any Corporate Opportunity, the Company shall determine what, if anything, should be done with such opportunity. Executive shall not be entitled to any compensation, as a finder or otherwise, if either the Company or Executive introduces such opportunity to other persons, it being understood that any such compensation shall be paid to the Company.

4.5       If Executive commits a breach of any of the provisions of Sections 4.2 or 4.4, the Company shall have the right:

(a)       to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group; and

(b)       to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Group as the result of any actions constituting a breach of any of the provisions of Section 4.2 or 4.4, and Executive hereby agrees to account for and pay over such damages to the Company.

(c)       to not perform any obligation owed to Executive under this Agreement, to the fullest extent permitted by law. Company shall also have the right, to the fullest extent permitted by law, to adjust any amount due and owing or to be due and owing to Executive, whether under this Agreement or any other agreement between Company and Executive in order to satisfy any losses to the Group as a result of Executive’s breach.

4.6       If Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

5.         Lender Representations. Lender represents that it is a validly existing corporation and has the sole and exclusive right and authority to provide the services of Executive to the Company as contemplated by this Agreement, and that the entering into and performance of this

Loanout Agreement - Orient Paper

Agreement by Lender and the provision of services hereunder by Executive and the acceptance thereof by the Company will not violate any law, rule, regulation, order, contract or agreement to which either Lender or Executive is a party or is bound or affected.

6.	Miscellaneous Provisions.

6.1       The parties acknowledge and agree that the relationship between the Company and the Lender is that of independent contractors and not that of employer and employee. Nothing in this Agreement is intended to create or will be deemed to create or constitute a joint venture or partnership between the Company and Lender.

6.2       Lender will be responsible for the payment of all withholding, payroll and other taxes payable in respect of the payments received by Lender under this Agreement and hereby agrees to indemnify and hold the Company harmless from any obligation or penalty arising from the failure to pay such taxes.

6.3       All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when delivered via overnight courier providing for next day delivery service (“Overnight Courier”), when transmitted by facsimile (electronic receipt confirmed), or when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 5.1. All notices shall be deemed to have been given: (a) as of the date of personal delivery, (b) the first business day after delivery via Overnight Courier, (c) on the electronically confirmed date of receipt during business hours of the facsimile transmittal (or the following business day if the facsimile is received after 5:30 p.m. PDT), or (d) three calendar days after the date of deposit (postage pre-paid) with the U.S. Postal Service if delivered via first class or certified mail.

If to Lender:	Winston C. Yen, CPA,

A Professional Accountancy Corporation

345 S. Figueroa Street, Suite 100

Los Angeles, California 90071

Fax: 1-213-613-1579

If to Executive:	Winston C. Yen

345 S. Figueroa Street, Suite 100

Los Angeles, California 90071

Fax: 1-213-613-1579

If to the Company:	Orient Paper, Inc.

Science Park, Xushui Town

Baoding City, Hebei Province

People’s Republic of China

Attn: Mr. Zhenyong Liu

Fax:

Loanout Agreement - Orient Paper

6.4       In the event of any claims, litigation or other proceedings arising under this Agreement, Executive shall be reimbursed by the Company within sixty (60) days after delivery to the Company of statements for the costs incurred by Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys’ fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

6.5       The Company, shall to the fullest extent permitted by law, indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims made against Executive for any actions or omissions as an officer of the Company or its subsidiaries pursuant to the terms and conditions of a certain Indemnification Agreement, a copy of which is attached hereto as Exhibit B. To the extent that the Company obtains directors and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

6.6       The provisions of Article 4, Sections 5.2 and 5.3 and any provisions relating to payments owed to Executive after termination of employment shall survive termination of this Agreement for any reason.

6.7       This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.8       All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Nevada applicable to agreements made and to be performed entirely in the State of Nevada. Any disputes, claims or causes of action by one party against the other arising out of, in related to or concerning this Agreement shall be commenced and maintained in any state or federal court located in Clark County of the State of Nevada, and Executive hereby submits to the jurisdiction and venue of any such court.

6.9       This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.10     It is the desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law, to the fullest

Loanout Agreement - Orient Paper

extent permitted by law. In any case, the remaining provisions of the Agreement and the application thereof to any person or circumstance other than those to which they have been held invalid or unenforceable, shall remain valid and in full force and effect.

[Remainder of Page Intentionally Blank]

Loanout Agreement - Orient Paper

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

“COMPANY”	“LENDER”
ORIENT PAPER, INC.	WINSTON C. YEN, CPA, A PROFESSIONAL ACCOUNTANCY CORPORATION
By: /s/ Zhenyong Liu	By: /s/ Winston C. Yen
Title Chairman & CEO	Title President

Loanout Agreement - Orient Paper

EXHIBIT A

(Form of Lock-Up Agreement)

LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (the “Agreement”) by and between Orient Paper, Inc. (the “Company”), and Winston C. Yen (the “Holder”), is entered into as of May 1, 2009 (the “Effective Date”). The Company and the Holder are collectively referred to herein as the “Parties”.

RECITALS

A. This Agreement is being entered into in connection with a certain Loanout Agreement dated as of the Effective Date by and between the Company and Winston C. Yen, CPA, A Professional Accountancy Corporation, pursuant to which the Company is engaging the services of the Holder as the Chief Financial Officer of the Company.

B. Pursuant to the terms of the Loanout Agreement, the Company shall issue to the Holder 20,000 shares of the Company’s common stock, $0.001 par value, during the term of the Loanout Agreement (the “Shares”).

AGREEMENT

1.	Lockup.

(a)       The Holder hereby agrees that commencing on the Issuance Date and within 18 months period (the “Lock-Up Period”) he will not: (i) offer to sell, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose or agree to dispose of, directly or indirectly any Shares, owned directly or indirectly by the Holder (including holding as a custodian) or with respect to which the Holder has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares, owned directly by the Holder (including holding as a custodian) or with respect to which the Holder has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The foregoing restriction is expressly agreed to preclude the Holder from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of the Shares even if such Shares would be disposed of by someone other than the Holder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Shares.

(b)       The restriction in Section 1(a) shall not apply to (i) bona fide gifts, provided the recipient thereof agrees in writing with the Company to be bound by the terms of

Loanout Agreement - Orient Paper

this agreement, (ii) dispositions to any trust for the direct or indirect benefit of the Holder and/or the immediate family of the Holder, provided that such trust agrees in writing with the Company to be bound by the terms of this Agreement, (iii) transfers by will or under the laws of descent, or (iv) any shares of common stock acquired on the open market or otherwise after the closing of the Exchange.

(c)       The Company may impose stop-transfer instructions to enforce the terms of this Agreement.

(d)       The Holder understands and agrees that this Agreement is irrevocable and shall be binding upon the Holder’s heirs, legal representatives, successors and assigns.

2.         Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

3.         Waiver. Either Party’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Either Party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

4.         Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. This Agreement may be signed and delivered by facsimile and such facsimile signed and delivered shall be enforceable.

5.         Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

6.         Governing Law. The laws of the State of Nevada shall govern this Agreement (with the exception of its conflict of laws provisions).

7.         Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To the Company:	Orient Paper, Inc.

Science Park, Xushui Town

Baoding City, Hebei Province

People’s Republic of China

Attn: Mr. Zhenyong Liu

To the Holder:	At the last residential address known by the Company.

Loanout Agreement - Orient Paper

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other Party of such change in accordance with this Section.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

ORIENT PAPER, INC.

By:_/s/ Zhenyong Liu_______________________
Zhenyong Liu
Chief Executive Officer

HOLDER:

_/s/ Winston C. Yen________________________

Printed Name: Winston C. Yen

Loanout Agreement - Orient Paper

EXHIBIT B

(Form of Indemnification Agreement)

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is entered into, effective as of May 1, 2009, by and between Orient Paper, Inc., a Nevada corporation (the “Company”), and Winston C. Yen (“Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, pursuant to a certain Loanout Agreement dated as of the date hereof by and between the Company and Winston C. Yen, CPA, A Professional Accountancy Corporation, Indemnitee shall be engaged as the Chief Financial Officer of Company; and

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued and effective service to the Company, and in order to induce Indemnitee to provide services to the Company as the Chief Financial Officer, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by the laws of the Company’s state of incorporation and as set forth in this Agreement, and, to the extent insurance is maintained, for the coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the above premises and of Indemnitee’s continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties agree as follows:

1.	Certain Definitions.

(a)	“Board” means the Board of Directors of the Company.

(b)       “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (collectively “excluded persons”), is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to

Loanout Agreement - Orient Paper

constitute a majority of the Board, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(c)       “Expenses” means any expense, liability, or loss, including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposes as a result of the actual or deemed receipt of any payments under this Agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(d)       “Indemnifiable Event” means any event or occurrence that takes place either prior to or after the effective date of this Agreement, related to the fact that Indemnitee is or was a director or an officer (if the Indemnitee should be appointed as an officer) of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity.

(e)       “Independent Counsel” means the person or body appointed in connection with Section 3.

(f)        “Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control, (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control, (iii) any person (other than an excluded Person) who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding Voting Securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof, or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(g)       “Proceeding” means (i) any threatened, pending, or complete action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other, or (ii) any inquiry, hearing, or investigation, whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, or proceeding.

Loanout Agreement - Orient Paper

(h)       “Reviewing Party” means the person or body appointed in accordance with Section 3 of this Agreement.

(i)        “Voting Securities” any securities of the Company that vote generally in the election of directors.

2.	Agreement to Indemnify.

(a)       General Agreement. In the event Indemnitee was, is, or become a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto). The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Articles of Incorporation as amended, its bylaws as amended, vote of its stockholders or disinterested directors, or applicable law.

(b)       Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding, (ii) the Proceeding is one to enforce indemnification rights under Section 5, or (iii) the Proceeding is instituted after a Change in Control and Independent Counsel has approved its initiation.

(c)       Expense Advances. If so requested by Indemnitee, the Company shall advance (within ten business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”); provided that such request shall be accompanied by reasonable evidence of the expenses incurred by Indemnitee and that, if and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid. If Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, as provided in Section 4, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed).

(d)       Mandatory Indemnification. Notwithstanding any other provision of this Agreement (other than Section 2(f) below), to the extent that Indemnitee has been successful on the merits in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or

Loanout Agreement - Orient Paper

in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(e)       Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(f)        Prohibited Indemnification. No indemnification pursuant to this Agreement shall be paid by the Company on account of any Proceeding in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Act or similar provisions of any federal, state or local laws.

3.         Reviewing Party. Prior to any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification; after a Change in Control, the Reviewing Party shall be the Independent Counsel referred to below. With respect to all matters arising after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Articles of Incorporation as amended or bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorney’s fees), claims, liabilities, loss, and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.

4.	Indemnification Process and Appeal.

(a)       Suit To Enforce Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within 60 days after making a request in accordance with Section 2(c), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation, in any appropriate court having subject matter jurisdiction thereof and in which venue is proper, seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof, provided, however, that such 60-day period shall be extended for reasonable time, not to exceed another 60

Loanout Agreement - Orient Paper

days, if the reviewing party in good faith requires additional time for the obtaining or evaluating of documentation and information relating thereto. The Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on the Company and Indemnitee. The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee in law or equity.

(b)       Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company) that is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel, or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

5.         Indemnification For Expenses Incurred In Enforcing Rights. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten business days of such request), advance such Expenses to Indemnitee, that are incurred by Indemnitee in connection with any claim asserted against or covered action brought by Indemnitee for (i) indemnification of Expenses or Expense Advances by the Company under this Agreement or any other agreement or under applicable law or the Company’s Articles of Incorporation as amended, or bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, and or (ii) recovery under directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advances, or insurance recovery, as the case may be.

6.	Notification and Defense of Proceeding.

(a)       Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but the

Loanout Agreement - Orient Paper

omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee, except as provided in Section 6(c).

(b)       Defense. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company shall be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her own legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change in Control, the employment of counsel by Indemnitee has been approved by the Independent Counsel, or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which case all Expenses of the Proceeding shall be borne by the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the determination provided for in (ii) above.

(c)       Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; the Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.

7.         Non-Exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Articles of Incorporation as amended, bylaws, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Articles of Incorporation as amended, bylaws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

8.         Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy

Loanout Agreement - Orient Paper

or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

9.         Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

10.       Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

11.       No Duplication Of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, bylaw, or otherwise) of the amounts otherwise indemnifiable hereunder.

12.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though he or she may have ceased to serve in such capacity at the time of any Proceeding.

13.       Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.

14.       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of incorporation of the Company applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

15.       Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by

Loanout Agreement - Orient Paper

hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

Orient Paper, Inc.

Science Park, Xushui Town

Baoding City, Hebei Province

People’s Republic of China

Attn: Mr. Zhenyong Liu

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

16.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Indemnification Agreement as of the day specified above.

COMPANY:

ORIENT PAPER, INC.

By:_/s/ Zhenyong Liu_______________________
Zhenyong Liu
Chief Executive Officer

INDEMNITEE:

_/s/ Winston C. Yen________________________

Printed Name: Winston C. Yen

Loanout Agreement - Orient Paper